Exhibit 99.1

INPUT/OUTPUT, INC.

NEWS RELEASE	CONTACTS:	J. Michael Kirksey
Chief Financial Officer
Input/Output (281) 879-3672

FOR IMMEDIATE RELEASE		Jack Lascar, Partner
Karen Roan, Vice President
DRG&E (713) 529-6600

I/O Announces New Director

HOUSTON, TX – AUGUST 3, 2004 – Input/Output, Inc. (NYSE: IO) announced today that S. James Nelson, Jr. has been appointed to the Company’s Board of Directors and to the Company’s Audit Committee.

Mr. Nelson recently retired from Cal Dive International, Inc., a marine contractor and operator of offshore oil and gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer, Vice Chairman and a Director.  From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., a NYSE-traded company with $1 billion in annual revenues and the former parent company of Cal Dive.  From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company.  From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co. where, from 1976 to 1980, he was a partner serving on the firm’s worldwide oil and gas industry team.  He currently serves on the Board of Directors and Audit Committee of Oil States International, Inc.

Mr. Nelson, who is also a Certified Public Accountant, received a Bachelor of Science (BS) degree in Accounting from Holy Cross College and a Masters in Business Administration (MBA) from Harvard University.  The appointment of Mr. Nelson to the Board brings the number of the Company’s directors to eight.

I/O is the world’s leading, technology-only seismic services provider.  The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry.  The company’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging.  I/O has offices in the United States, Canada, Europe, China, Russia and the Middle East.  Additional information is available at www.i-o.com.